CLIFFORD CLIFFORD CHANCE LLP
CHANCE

Exhibit 10-a

EXECUTION VERSION

DATED AS OF 19 FEBRUARY 2016 BY AND AMONG
MERITOR HEAVY VEHICLE BRAKING SYSTEMS (U.S.A.), LLC AND MERITOR HEAVY VEHICLE SYSTEMS, LLC AS SELLERS AND NORDEA BANK AB (PUBL) AS PURCHASER
RECEIVABLES PURCHASE AGREEMENT

CONTENTS
Clause	Page

1.	Definitions And Construction 2

2.	Purchase And Sale 11

3.	Conditions Precedent To Initial Purchase 12

4.	Payments to the purchaser, etc. 14

5.	Representations, Warranties And Undertakings 14

6.	Remedies for untrue representation, etc. 17

7.	Further Assurance; Security Interest 17

8.	Notices 19

9.	Assignment And Supplements 19

10.	Amendments And Modifications 19

11.	Rights Cumulative, Waivers 20

12.	Apportionment 20

13.	Partial Invalidity 20

14.	Confidentiality 20

15.	Governing Law; Jurisdiction; Waiver Of Jury Trial 22

16.	Termination 22

17.	Integration 23

18.	Binding Effect 23

19.	Counterparts 23

Schedule 1 Eligibility Criteria	25

Schedule 2 Conclusion Of Purchase – Offer And Acceptance, Purchase Price And Perfection	27

Part 1 Conclusion of Purchase – offer and acceptance	27

Part 2 Purchase Price	28

Part 3 Perfection	29

Schedule 3 Representations, Warranties And Undertakings	33

Part 1 Representations and Warranties relating to the Sellers	33

Part 2 Representations and Warranties relating to the Purchased Receivables	36

Part 3 Representations and Warranties relating to the Purchaser	38

Schedule 4 [Form Of Solvency Certificate	39

Schedule 5 Sellers' Place Of Business; Records Location; Tax ID Number	40

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RECEIVABLES PURCHASE AGREEMENT
This RECEIVABLES PURCHASE AGREEMENT, dated as of 19 February, 2016, is made by and among MERITOR HEAVY VEHICLE BRAKING SYSTEMS (U.S.A.), LLC, a Delaware limited liability company formerly known as Meritor Heavy Vehicle Braking Systems (U.S.A.), Inc. and MERITOR HEAVY VEHICLE SYSTEMS, LLC, a Delaware limited liability company (each a "Seller", and collectively, the "Sellers"), and NORDEA BANK AB (PUBL) (the "Purchaser"), a Swedish limited liability company.
PRELIMINARY STATEMENTS
Each Seller is prepared to make Offers of Receivables to the Purchaser. The Purchaser will issue Acceptances to the relevant Seller, in each case on the terms and subject to the conditions set forth herein.
Accordingly, parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions
In this Agreement the following terms have the following meanings:
"Acceptance" means an acceptance issued by the Purchaser to the relevant Seller through the PrimeRevenue System or in any other form acceptable to the Purchaser in response to an Offer.
"Adverse Claim" means any lien, security interest or other charge or encumbrance, or other right or claim in, of or on any asset or property of a Person in favor of another Person.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person.
"Aggregate Euro Outstanding Amount" means, at any time, the aggregate of the Euro Outstanding Amount of all of the Purchased Receivables at that time.
"Aggregate Outstanding Amount" means, at any time, the aggregate of the Outstanding Amount of all the Purchased Receivables at that time.
"Anti-Corruption Laws" means all laws, rules and regulations from time to time, as amended, concerning or relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other applicable anti-bribery and corruption laws;
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, the Article 55 Requirement, establishing a framework for the recovery and resolution of credit institutions and investment firms ,

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the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time
"Business Day" means a day on which banks are open in Copenhagen, Stockholm, Jersey, New York City and London for the transaction of business of the nature required by the Transaction Documents.
"Calculation Date" means a Purchase Date provided that if such day is not a Business Day it shall be the next Business Day following such day.
"CMSAs" means the Mack Trucks CMSA, the Volvo Group North America CMSA and any other Customer Managed Service Agreement entered into between a Permitted Obligor and PrimeRevenue, and "CMSA" means any of them.
"Collections" means the aggregate of all amounts paid by the relevant obligors in respect of any and all Purchased Receivables relating to the Purchaser plus any amounts payable to the Purchaser by the relevant Seller but not yet paid to the Purchaser following settlement of the final amount of any claim under any of the warranties, covenants and indemnities contained in this Agreement.
"Defaulted Receivable" means a Purchased Receivable in respect of which there is a Permitted Obligor Default.
"Delinquent Receivable" means, at any time, a Receivable in respect of which all or any part of the Outstanding Amount is not paid on its due date.
"Dollars" or "US$" means the lawful currency of the United States.
"Economic Sanctions Law" means any economic or financial sanctions administered, enacted or enforced by OFAC, the US Department of State, any other agency of the US government, the United Nations, the European Union or any member state thereof, or any other national economic sanctions authority. Notwithstanding the foregoing, Economic Sanctions Law shall not include any economic or financial sanctions administered by the Russian Federation or any authority of the Russian Federation;
"Eligibility Criteria" means the eligibility criteria in respect of the Purchased Receivables set out in Schedule 1 of this Agreement.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"euro" or "EUR" means the single currency of any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

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"Euro Outstanding Amount" means, in relation to any Purchased Receivable, the Outstanding Amount of such Purchased Receivable converted into euro at the Foreign Exchange Rate in respect of such Purchased Receivable.
"Face Amount" means the face amount in respect of the Receivables.
"Fee Letter" means the fee letter entered into between the Purchaser and the Sellers on or about the date hereof.
"FI Agreement" means the financial institution agreement dated 11 January 2012 and entered into between the Purchaser and PrimeRevenue.
"Financial Indebtedness" means (i) moneys borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of a borrowing, (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi).
"Foreign Exchange Rate" means for any Purchased Receivable, the rate at which Dollars are to be exchanged into euro pursuant to any foreign exchange agreement entered into in respect of such Purchased Receivable on or about the Purchase Date in respect of such Purchased Receivable.
"LIBOR" means: (i) the rate per annum which appears on Page LIBOR01 on Reuters Screen; or (ii) if no such rate appears on the Reuters Screen, the arithmetic mean (rounded upward to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market, at or about 11:00 a.m. London time on the Business Day immediately prior to the applicable Calculation Date for the offering of Dollar deposits for the relevant period.
"Mack Trucks CMSA" means the Customer Managed Service Agreement entered or to be entered into between Mack Trucks, Inc. and PrimeRevenue, pursuant to which each Seller is defined as a Supplier.
"Margin" shall be as set out in the Fee Letter.
"Moody’s" means Moody’s Investors Service Limited and includes any successor to its rating business.
"Nordea Group" means Nordea Bank AB, Nordea Bank Danmark A/S, Nordea Bank Finland Plc and Nordea Bank Norge ASA.
"Offer" means, as to any Seller, an irrevocable offer from such Seller to the Purchaser for the sale of Receivables and given by such Seller to the Purchaser through the PrimeRevenue System or in any other form acceptable to the Purchaser and "to Offer" and "Offered" shall have the corresponding meaning.

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"Outstanding Amount" means at any time in respect of any Receivable or Purchased Receivable, the total amount due and owing by the relevant Permitted Obligor at that time in respect of the relevant Receivable or Purchased Receivable. For the avoidance of doubt, the Outstanding Amount for any Purchased Receivable shall not be reduced by virtue of any set off or counterclaim which reduces the amount recoverable in respect of that Purchased Receivable.
"Performance Guarantor" means Meritor, Inc., an Indiana corporation.
"Performance Undertaking" means the performance undertaking dated as of 19 February, 2016 , executed by the Performance Guarantor in favor of the Purchaser.
"Permitted Currency" means Dollars.
"Permitted Obligors" means Volvo Group North America Inc., Mack Trucks, Inc. and any other company within the Volvo group that has entered into a Customer Managed Service Agreement (in all material respects corresponding to the CMSAs) with PrimeRevenue and that has been approved in writing by the Purchaser and the Sellers.
"Permitted Obligor Default" means, at any time, when a Permitted Obligor is unable to pay its debts as they fall due or otherwise acknowledges its insolvency or by or against whom any administration, insolvency, bankruptcy, receivership, arrangement, liquidation or similar procedures have been instituted or for whom a receiver, liquidator or similar person has been appointed in respect of all or a substantial part of its assets.
"Person" means any natural person, partnership, joint venture, corporation, trust, unincorporated association, limited liability company, or other organization.
"PrimeRevenue" means PrimeRevenue, Inc. a company incorporated under the laws of the state of Delaware having its registered office at 1349 West Peachtree St., Suite 900, Atlanta, GA, USA.
"PrimeRevenue System" means the system for the sale and transfer of receivables as described in the CMSAs, each Supplier Agreement and the FI Agreement.
"Purchase Date" means each date upon which a sale and purchase of Receivables is concluded pursuant to Clause 2.2 of this Agreement.
"Purchase Price" means the aggregate Receivables Purchase Price paid or to be paid by the Purchaser to the relevant Seller in respect of all Purchased Receivables with respect to a particular Settlement Date.
"Purchased Receivables" means all Receivables which are the subject to any sale and purchase (or any purported sale and purchase) pursuant to Clause 2.2 of this Agreement and any other Receivables in respect of which the Receivables Purchase Price has been paid or will be paid by the Purchaser to the relevant Seller.
"Receivable" means, as to any Seller, any account or receivable owed to such Seller in the ordinary course of business by any Permitted Obligor including all Related Security and all other rights of such Seller pertaining to such Receivable (evidenced as a "Payment

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Obligation", as defined in the respective CMSA) in accordance with the respective CMSA, including but not limited to all of such Seller's rights under Section 18(f) of the respective CMSA.
"Receivables Purchase Price" shall be calculated as to each Purchased Receivable as follows: CA - (CA x IR / (360/DM)); where
DM = actual number of days to and including the relevant maturity date of such Purchased Receivables
CA = the Certified Amount (as defined in and within the meaning of the relevant Supplier Agreement) of such Purchased Receivable
IR = means the interest rate, which shall be three (3) months LIBOR plus the Margin
"Records" means, as to any Seller: (a) all files, correspondence, notes of dealing and other documents, books, books of account, registers, records and other information; and (b) all computer tapes, discs, computer programmes, data processing software and related property rights, owned by or under the control and disposition of such Seller, in each case only to the extent relating to the Purchased Receivables.
"Reference Banks" means a minimum of four of the banks (including, in each case, Nordea Bank AB (publ)) which quote rates for the offering of deposits in Dollars to leading banks in the London interbank market for the relevant period immediately prior to the time set out in the definition of LIBOR on the applicable Calculation Date.
"Related Security" means, with respect to any Receivable, (a) all present and future accounts, instruments, documents, chattel paper and general intangibles relating to the Receivable and (b) all proceeds of any of the foregoing.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Sanctioned Territory" means, as of any date of determination, any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which territories, as of the date of this Agreement, include Cuba, Iran, Sudan and Syria;
"S&P" or "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor company of such rating business.
"Security Interest" means any mortgage, charge, floating charge, assignment or assignation by way of security, lien, pledge, hypothecation, right of set-off (or analogous right), retention of title, flawed asset or blocked-deposit arrangement or any other encumbrance or security interest or security arrangement whatsoever created or arising under any relevant law or any agreement or arrangement having the effect of or performing the economic function of conferring security howsoever created or arising.

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"Sellers" means Meritor Heavy Vehicle Braking Systems (USA),LLC and Meritor Heavy Vehicle Systems, LLC in each case in its capacity as a seller under this Agreement and not in any other capacity, and "Seller" means any of them.
"Seller Potential Suspension Event" means any event which, with the giving of notice and/or lapse of time and/or making of any determination and/or any certification, would constitute a Seller Suspension Event or a Termination Event under paragraph (c) or (d) of that definition.
"Seller Suspension Event" means any of the following events:

(a)	Failure to pay: Any Seller fails to pay any amount due and payable under this Agreement or the relevant Supplier Agreement within three (3) Business Days of the due date or a demand in writing.

(b)
Failure to perform other obligations: Any Seller fails to observe or perform any of its other material obligations under this Agreement or the relevant Supplier Agreement or under any undertaking or arrangement entered into in connection therewith and, in the case of a failure capable of being remedied, within ten (10) days after receipt by such Seller of a request in writing from the Purchaser, that the same be remedied, it has not been remedied to the Purchaser's reasonable satisfaction.

(c)
Representations, warranties or statements proving to be incorrect: Any representation, warranty or statement which is made (or deemed or acknowledged to have been made) by any Seller under this Agreement or the relevant Supplier Agreement or which is contained in any certificate, statement or notice provided by such Seller under or in connection with this Agreement or the relevant Supplier Agreement proves to be incorrect to an extent which, in the reasonable opinion of the Purchaser, is likely to affect the ability of such Seller to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely materially and adversely to affect the collectability of the Purchased Receivables or any of them.

(d)
Provisions becoming unenforceable: Any provision of any of the Transaction Documents to which any Seller is a party is or becomes, for any reason, invalid or unenforceable and for so long as such provision remains invalid and unenforceable to an extent which, in the reasonable opinion of the Purchaser, is likely materially and adversely to affect the ability of any Seller (acting in any capacity under any of the Transaction Documents to which it is a party) to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.

(e)
Suspension or expropriation of business operations: Any Seller or the Performance Guarantor changes, suspends or threatens to suspend a substantial part of the present business operations which it now conducts directly or

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indirectly, or any governmental authority expropriates all or a substantial part of its assets and the result of any of the foregoing is, in the reasonable opinion of the Purchaser, likely to affect the ability of any Seller or the Performance Guarantor to observe or perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.

(a)
Enforcement by creditors: Any form of execution or arrest is levied or enforced upon or sued out against all and any assets of any Seller or the Performance Guarantor and is not discharged within twenty (20) days of being levied, or any Security Interest which may for the time being affect any material part of its assets becomes enforceable and steps are lawfully taken by the creditor to enforce the same. No Seller Suspension Event will occur under this paragraph (f) if the aggregate amount of the claim enforced is less than EUR 35,000,000 or the equivalent in any other currency.

(b)
Arrangement with Creditors: Any Seller or the Performance Guarantor proposes or makes any arrangement or composition with, or any assignment or trust for the benefit of, its creditors generally involving (not necessarily exclusively) indebtedness which such Seller or the Performance Guarantor, as the case may be, would not otherwise be able to repay or service in accordance with the terms thereof.

(c)
Winding-up: A petition is presented (unless contested in good faith and discharged or stayed within twenty (20) days) or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of any Seller or the Performance Guarantor (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by the Purchaser (such approval not to be unreasonably withheld or delayed), unless during or following such reconstruction such Seller or the Performance Guarantor, as the case may be, becomes or is declared to be insolvent).

"Settlement Date" means, in respect of a Purchased Receivable, the first (1st) Business Day after the relevant Calculation Date.
"Supplier Agreement" means, as to each Seller, the supplier agreement entered or to be entered into between such Seller and PrimeRevenue, pursuant to which each of the Permitted Obligors is defined as a Customer.
"Tax" or "tax" includes all forms of tax, duty or charge on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, personal property and instruments, and any levy, impost, duty, charge or withholding of any nature whatsoever chargeable by any authority, whether in Sweden, the United States, Jersey or elsewhere, together with all penalties, charges and interest relating to any of the foregoing.
"Termination Date" means the earliest date on which a Termination Event occurs.
"Termination Event" means the occurrence of any of the following:

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(a)	three (3) years having elapsed from the date of the execution of this Agreement;

(b)	a failure by any Seller to perform any of its material obligations within ten (10) Business Days after notification in writing of such failure to perform;

(c)
in relation to any Seller or the Performance Guarantor, any corporate or other company action being taken or becoming pending, any other steps being taken or any legal proceedings being commenced or threatened or becoming pending for (i) the insolvency, bankruptcy, liquidation, dissolution, administration or reorganization of such Seller or the Performance Guarantor, as the case may be (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by the Purchaser (such approval not to be unreasonably withheld or delayed) unless during or following such reconstruction such Seller or the Performance Guarantor, as the case may be, becomes or is declared to be insolvent), (ii) such Seller or the Performance Guarantor to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of such Seller or the Performance Guarantor or substantially all of its property, undertaking or assets, which appointment, action, step or proceeding is not being contested in good faith by such Seller or the Performance Guarantor, as the case may be, and, if so contested, is not dismissed or withdrawn within thirty (30) days;

(d)
any CMSA, any Supplier Agreement or the Performance Undertaking being amended to the detriment of the Purchaser or if any CMSA, the FI Agreement or any Supplier Agreement is terminated for whatever reason or if any third party right in any CMSA, any Supplier Agreement or the Performance Undertaking in relation to which the Purchaser is a beneficiary becomes invalid or unenforceable;

(e)	a Seller Suspension Event has occurred and is continuing for a period of sixty (60) days or longer, subject to written notice being given by the Purchaser; and

(f)
(i) any Financial Indebtedness of any Seller or the Performance Guarantor is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); (ii) any commitment for any Financial Indebtedness of any Seller or the Performance Guarantor is cancelled or suspended by a creditor as a result of an event of default (however described); or (iii) any creditor of any Seller or the Performance Guarantor becomes entitled to declare any Financial Indebtedness of any Affiliate of such Seller or the Performance Guarantor due and payable prior to its specified maturity as a result of an event of default (however described); provided, however no Termination Event will occur under this paragraph (f) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iii) above is less than EUR 35,000,000 or the equivalent in any other currency.

"Total Commitment" means EUR 80,000,000, as such amount may be reduced as provided in this definition. The Total Commitment also will be reduced (A) at the request

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of all of the Sellers or (B) if the Purchaser in connection with an annual review (such annual review to be made at each anniversary of this Agreement) determines that the twelve (12) months rolling average of the Aggregate Outstanding Amount ("Outstanding Average") is less than seventy (70) per cent of the Total Commitment, at which time the Total Commitment will be reduced by an amount equal to fifty (50) per cent of the difference between the Outstanding Average and the Total Commitment. The Total Commitment may be increased as agreed in writing between the Sellers and the Purchaser from time to time.
"Transaction" means the transactions relating to this Agreement envisaged by the Transaction Documents whereby any or all of the Sellers may sell certain Receivables to the Purchaser and the Purchaser may purchase such Receivables.
"Transaction Documents" means the documents relating to the Transaction, including this Agreement, the Performance Undertaking, the FI Agreement, the CMSAs and the Supplier Agreements and any agreement or document executed pursuant to or in connection with any of these documents.
"UCC" means the Uniform Commercial Code, as the same may be in effect from time to time in the State of New York, provided that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Purchaser's security interest in any Receivables is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
"United States" means the United States of America.
"U.S. Legal Opinion" means the legal opinion dated on or about the date hereof issued by Clifford Chance LLP and Dykema Gossett PLLC and addressed to Nordea Bank Danmark A/S, Nordea Bank AB (publ) and the Purchaser as to certain matters of New York and federal law.
"Volvo Group North America CMSA" means the Customer Managed Service Agreement entered or to be entered into between Volvo Group North America Inc. and PrimeRevenue, pursuant to which each Seller is defined as a Supplier.
"Write-down and Conversion Powers" means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction

1.2.1	References in this Agreement to any person shall include references to his successors, transferees and assignees and any person deriving title under or through him.

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1.2.2
References in this Agreement to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

1.2.3	References in this Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended, varied, supplemented, replaced or novated from time to time.

1.2.4	All terms used in Article 9 of the UCC and not specifically defined herein are used herein as defined in such Article 9.

1.3	No exclusivity
Nothing in this agreement restricts the Purchaser from acquiring, from persons other than the Sellers, accounts or receivables owed by Permitted Obligors.

2.	PURCHASE AND SALE

2.1	Purchase of Receivables
Subject to the terms and conditions of this Agreement, and within the limits of the Total Commitment, the Purchaser agrees that it will purchase Receivables from the Sellers on a continuous basis from the date hereof until the Termination Date, it being understood and agreed that the limits of the Total Commitment shall apply to all Sellers in the aggregate and that the Purchaser shall have no obligation to purchase Receivables that are the subject of any Offer of any Seller to the extent that, immediately after giving effect to such proposed purchase, the Aggregate Euro Outstanding Amount of all Purchased Receivables of all Sellers would exceed the Total Commitment. If an Offer of Receivables of any Seller would result in the Aggregate Euro Outstanding Amount of all Purchased Receivables of all Sellers exceeding the Total Commitment, then at the option of the Purchaser acting in its sole discretion, (i) the Offer may be modified such that only certain Receivables, in an aggregate amount such that the Total Commitment will not be exceeded, will be purchased, such that no partial Receivable shall be the subject of an Offer or purchased hereunder, or (ii) the Purchaser may decide to accept the Offer and purchase such Receivables, but for the avoidance of doubt shall have no obligation to do so.

2.2	Conclusion of purchase - offer and acceptance
The sale and purchase of Receivables shall in each case be concluded as set out in Part 1 of Schedule 2.

2.3	Purchase Price
The Purchase Price for Purchased Receivables shall be paid and calculated as set out in Part 2 of Schedule 2.

2.4	UCC

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All transactions contemplated or evidenced by this Agreement, including the sale or other transfer by any Seller to the Purchaser of Receivables hereunder, shall be subject to Article 9 of the UCC and other applicable laws. The Purchaser and its assigns shall have, in additional to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

2.5	Perfection and Notice
Each sale and purchase of Receivables pursuant to this Clause 2 shall be perfected through the actions described in Part 3 of Schedule 2.

2.6	Seller's receipt of payment in respect of Purchased Receivables
In the event that, notwithstanding the notification referred to in Clause 2.5, any Seller receives from the Permitted Obligors any payment in respect of Purchased Receivables, such Seller shall pay to the Purchaser promptly following such a receipt, all such Collections received by it in respect of the Purchased Receivables to the account as notified by the Purchaser pursuant to Clause 4.2.

3.	CONDITIONS PRECEDENT TO INITIAL PURCHASE

3.1	The effectiveness of this Agreement is subject to the satisfaction (as determined in the reasonable opinion of the Purchaser) of the following conditions precedent:

3.1.1	The Purchaser has received evidence that each Seller and the Performance Guarantor have validly executed and delivered all of the Transaction Documents to which it is a party;

3.1.2
The Purchaser has received certified copies of the resolutions of the board of directors of each Seller and the Performance Guarantor approving the Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents to which it is a party;

3.1.3
The Purchaser has received a certificate of the Secretary or the Assistant Secretary of each Seller and the Performance Guarantor certifying the names and true signatures of its officers authorized to sign the Transaction Documents to which it is a party;

3.1.4	The Purchaser has received a copy of the by-laws of each Seller and the Performance Guarantor, certified by its Secretary or Assistant Secretary;

3.1.5
The Purchaser has received a copy of the articles of incorporation (or any other applicable organisational document) of each Seller and the Performance Guarantor, certified as of a recent date by the Secretary of State or other appropriate official of the State of incorporation of such Seller, and a certificate as to the good standing of such Seller or the Performance Guarantor from such Secretary of State or other official, dated as of a recent date.

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3.1.6	The Purchaser has received a solvency certificate from each Seller and the Performance Guarantor, substantially in the form of Schedule 4;

3.1.7	The Purchaser has received the U.S. Legal Opinion; and

3.1.8
The Purchaser has received such other approvals, such other legal opinions of reputable law firm(s) as to the laws of the jurisdiction(s) each of them deem relevant, and such other documents as the Purchaser may request.

3.2
Completion of the transfer and acquisition of the Receivables intended to be purchased on any Purchase Date is subject to the satisfaction (as determined in the reasonable opinion of the Purchaser) of the following conditions precedent:

3.2.1	The relevant Seller has made an Offer and the Purchaser has given an Acceptance with respect to the related Receivables;

3.2.2	All actions that are required to be completed pursuant to Part 3 of Schedule 2 prior to any purchase of the related Receivables have been completed;

3.2.3	The representations and warranties of the Sellers in, or incorporated or referenced in, Clause 5 of this Agreement are correct on and as of the Purchase Date as though made on and as of such date;

3.2.4	No Termination Event shall have occurred, nor shall the Termination Date have occurred; and

3.2.5
No law, regulation, directive, communication or action shall have been imposed or taken by any court, governmental authority or administrative body which (i) may render any of the terms and conditions of the Transaction Documents illegal or unenforceable, (ii) prohibit or prevent the purchase of Receivables hereunder or (iii) otherwise restrain, prevent or impose materially adverse conditions upon the Transaction.

Notwithstanding the foregoing, unless otherwise specified by the Purchaser in a written notice to the relevant Seller, each sale or other transfer shall occur automatically at all times prior to the occurrence of a Termination Event or the Termination Date, with the result that the title to all Receivables shall vest in the Purchaser automatically on the related Purchase Date without any further action of any kind by such Seller or the Purchaser, whether or not the conditions precedent to such sale or other transfer were in fact satisfied on such date and notwithstanding any delay in making payment of the Purchase Price for such Receivables (but without impairing the Purchaser's obligation to pay such Purchase Price in accordance with the terms hereof).

4.	PAYMENTS TO THE PURCHASER, ETC.

4.1	All amounts to be paid to the Purchaser under this Agreement shall be paid when due to the relevant account and at the times specified below.

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4.2	Any amounts payable to the Purchaser under this Agreement shall be remitted to the accounts notified in writing to the relevant Seller by the Purchaser no later than the time indicated in such notice.

4.3
All payments made by each Seller under this Agreement shall be made without set-off, counterclaim or withholding. If a Seller is compelled by law or otherwise to make any deduction, the Sellers shall pay any additional amount as will result in the net amount received by the Purchaser being equal to the full amount which would have been received had there been no deduction or withholding.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Warranties relating to the Sellers
As at each Purchase Date, the relevant Seller shall make the representations and warranties to the Purchaser in the terms set out in Part 1 of Schedule 3 in relation to such Seller and with reference to the facts and circumstances subsisting on such Purchase Date.

5.2	Warranties relating to Purchased Receivables
As at each Purchase Date, the relevant Seller shall make the representations and warranties severally to the Purchaser in the terms set out in Part 2 of Schedule 3 with respect to the Receivables to be sold by it and purchased by the Purchaser on such Purchase Date with reference to the facts and circumstances subsisting on such Purchase Date.

5.3	Obligation to notify in case of incorrect representations, etc.
Each Seller shall forthwith notify the Purchaser if any of the representations and warranties referred to in this Clause 5 were incorrect when made promptly upon becoming aware thereof.

5.4	Covenants and undertakings
Each Seller covenants and undertakes with and to the Purchaser as follows:

5.4.1
Indemnity against claims: Purchaser shall have no obligation or liability with respect to any Purchased Receivables nor will the Purchaser be required to perform any of the obligations of such Seller (or any of its agents) under any such contracts save, in each case, as specifically provided in this Agreement. Such Seller will on demand indemnify and keep indemnified the Purchaser against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) (except to the extent that such cost, claim, loss, expense, liability or damage shall have arisen as a consequence of any breach of this Agreement by, or as a result of the willful misconduct or negligence of the Purchaser) reasonably and properly incurred or suffered by the Purchaser as a consequence of any claim or counterclaim or action of whatsoever nature made or taken by a Permitted Obligor or any third party arising out of or in connection with any Purchased Receivables or any services which are the subject of such

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Purchased Receivables, other than a claim or counterclaim arising as a result of the insolvency of such Permitted Obligor;

5.4.2
Indemnity against breach: such Seller will on demand indemnify and keep indemnified the Purchaser against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) reasonably and properly incurred or suffered by the Purchaser as a consequence of any breach by such Seller of this Agreement or any other Transaction Document (to which the Seller is a party) (except to the extent that such cost, claim, loss, expense, liability or damages shall not have arisen as a consequence of any breach of this Agreement by, or as a result of the willful misconduct or negligence of the Purchaser);

5.4.3
No set-off: such Seller shall not take any action which would cause any set-off, counterclaim, credit, discount, allowance, right of retention or compensation, right to make any deduction, equity or any other justification for the non-payment of any of the amounts payable under any Purchased Receivable (whether by the relevant Permitted Obligor or otherwise) without the prior written consent of the Purchaser;

5.4.4
Authorizations, approvals, licenses, consents etc.: such Seller shall obtain, comply with the terms of, and maintain in full force and effect, all authorizations, approvals, licenses and consents required in or by the laws and regulations of the State of Delaware, the State of Michigan, the federal law of the United States and any other applicable law to enable it to perform its obligations under this Agreement;

5.4.5
No other dealing: such Seller will not dispose, sell, transfer or assign, create any interest in (including Security Interest), or deal with any of the Purchased Receivables in any manner whatsoever or purport to do so except as permitted by this Agreement;

5.4.6
No other action: such Seller will not knowingly take any action which may prejudice the validity or recoverability of any Purchased Receivable or which may otherwise adversely affect the benefit which the Purchaser may derive from such Purchased Receivable pursuant to this Agreement;

5.4.7
Tax payments: such Seller will pay or procure the payment (as required by law) of all federal, state, local, and foreign sales, use, excise, utility, gross receipts or other taxes imposed by any authority in relation to the Purchased Receivables, the FI Agreements or this Agreement;

5.4.8
Notice of default: such Seller shall promptly upon becoming aware of the same inform the Purchaser of any Termination Event or any other occurrence which might adversely affect its ability to perform its obligations under this Agreement and from time to time, if so requested by the Purchaser, confirm to the Purchaser in writing that, save as otherwise stated in such confirmation, no such occurrence has occurred and is continuing;

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5.4.9	Delivery of reports: such Seller shall deliver to the Purchaser, sufficient copies of each of the following documents, in each case at the time of issue thereof:

(a)	every report, circular, notice or like document issued by such Seller to its creditors generally; and

(b)
(if the Purchaser so requires) a certificate from its CFO stating that such Seller as at the date of its latest consolidated audited accounts was in compliance with the covenants and undertakings in this Agreement (or if it was not in compliance indicating the extent of the breach).

5.4.10
Provision of further information: subject to applicable legislation, such Seller shall provide the Purchaser with such financial and other information concerning such Seller and its affairs as the Purchaser may from time to time reasonably require and which is available to such Seller.

5.4.11
Notice of misrepresentation: such Seller shall promptly upon becoming aware of the same notify the Purchaser of any misrepresentation by such Seller under or in connection with any Transaction Document to which it is a party.

5.4.12	Sanctions: such Seller shall not:

(a)
directly or indirectly use any proceeds of the sale of Purchased Receivables, or lend, contribute or otherwise make available such proceeds to any other person, entity, joint venture or organisation (a) to fund, finance or facilitate any agreement, transaction, dealing or relationship with or involving, or for the benefit of, any Sanctioned Person (or involving any property thereof), or involving any Sanctioned Territory, or (b) in any manner that would result in a violation of Economic Sanctions Law or Anti-Corruption Law by any person, including the Purchaser, whether as creditor, advisor or otherwise; or

(b)	engage in any transaction, activity or conduct that violates any Economic Sanctions Law or Anti-Corruption Law.

5.5	Representations and Warranties relating to the Purchaser

5.5.1
As at each Purchase Date and each Calculation Date, the Purchaser shall make the representations and warranties to the relevant Seller in the terms set out in Part 3 of Schedule 3 with reference to the facts and circumstances subsisting on each such Purchase Date and Calculation Date.

5.5.2
The relevant Seller shall have the option to terminate this Agreement upon any material breach of the representations and warranties referred to in this Clause 5.5 by the Purchaser, provided such material breach has a material adverse effect on such Seller.

5.6	Commitment Fee

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The Sellers shall pay to the Purchaser a commitment fee computed at a per annum rate of 60bps. of the excess of the Total Commitment over the Aggregate Euro Outstanding Amount. Such commitment fee shall accrue from day to day and be calculated daily on the basis of actual days elapsed over a 360-day year and be payable monthly in arrears on the third Business Day of each month, beginning on the date of this Agreement, to such account as the Purchaser may designate in writing.

6.	REMEDIES FOR UNTRUE REPRESENTATION, ETC.

6.1
If at any time after the Settlement Date in respect of any Purchased Receivable it shall become apparent that any of the representations and warranties set out in Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, the relevant Seller shall, within five (5) Business Days of receipt of written notice thereof from the Purchaser, remedy or procure the remedy of the matter giving rise thereto if such matter is capable of remedy and, if such matter is not capable of remedy or is not remedied within the said period of five (5) Business Days, then following due date of such Purchased Receivable such Seller shall pay to the Purchaser an amount equal to the difference (if any) between (i) the amount due for payment in respect of such Purchased Receivable on such due date and (ii) the amount of Collections received in respect of such Purchased Receivable on or before such due date, to the extent such difference was caused by, or has any connection with, the breach of the relevant representation and warranty. If any Seller shall otherwise become aware of such untrue or incorrect representation and warranty other than by written notification from the Purchaser, it shall immediately notify the Purchaser of such untrue or incorrect representation and warranty. In the event the Transaction is terminated prior to the date on which an amount under this Clause 6 would have been payable by any Seller, such Seller shall pay such amount following receipt of the said written notice from the Purchaser on or before the date the Transaction is terminated or promptly thereafter.

6.2
Notwithstanding Clause 6.1, if at any time after the Purchase Date but prior to collection of payments in full in relation to any Purchased Receivables it shall become apparent that the representation and warranty set out in paragraph 4 of Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, then the relevant Seller shall repurchase such Purchased Receivable for a price equal to (a) the Face Amount in respect of such Purchased Receivable less (b) any Collections received by the Purchaser in respect thereof, and see to it that notice of such repurchase is given to the relevant Permitted Obligor. Any Collections received by the Purchaser in respect of such repurchased Purchased Receivables after the relevant Seller has paid the price for such repurchase shall be paid to such Seller promptly upon receipt.

7.	FURTHER ASSURANCE; SECURITY INTEREST

7.1	Each Seller hereby undertakes not to take any steps or cause any steps to be taken in respect of the Purchased Receivables or the services supplied thereunder that could or will result in:

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7.1.1	any termination, waiver, amendment or variation in relation to any Purchased Receivables;

7.1.2	any assignment or sale of any Purchased Receivables; or

7.1.3	any disposal of its right, title, interest, benefit or power in any Purchased Receivables.

7.2
In addition to any records or information available through the PrimeRevenue System, each Seller undertakes at the request of the Purchaser to produce and deliver Records concerning the Purchased Receivables as the Purchaser may reasonably request for enforcement or accounting purposes.

7.3
In the event that such Records as referred to in Clause 7.2 are not produced reasonably promptly, each Seller shall permit any persons nominated by the Purchaser at any time during normal business hours upon five (5) Business Days written notice to enter any premises owned or occupied by it or its agents where the Records and other information concerning Purchased Receivables are kept to have access (subject to appropriate supervision provided by such Seller and provided that such Seller shall not unreasonably delay the provision of such supervision) to, examine and make copies of all Records relating to the Purchased Receivables and the performance by such Seller of its obligations hereunder. Such access shall include the right to have access to and use (subject to appropriate supervision provided by such Seller and provided that such Seller shall not unreasonably delay the provision of such supervision) all computer passwords necessary to gain access to the relevant computer records.

7.4
It is the intention of the parties hereto that each sale or other transfer of Purchased Receivables made hereunder shall constitute a sale of "accounts" or "payment intangibles" (as each such term is used in Article 9 of the UCC) and not as a grant of security interest, which sale is absolute and irrevocable and provides the Purchaser with the full benefits of ownership of the Purchased Receivables. In view of the intention of the parties hereto that each sale or other transfer of Purchased Receivables made hereunder shall constitute a sale of such Purchased Receivables rather than loans secured thereby, each Seller hereby agrees to note in its financial statements that the Purchased Receivables have been sold to the Purchaser.

7.5
Against the possibility that, contrary to the mutual intent of the parties, as expressed in Clause 7.4, the purchase of any of the Purchased Receivables is not characterized as a sale by any relevant governmental, judicial or other authority for any reason whatsoever, whether for limited purposes or otherwise, or such sale shall for any reason be ineffective, each Seller hereby grants to the Purchaser and its assigns a Security Interest in and right of setoff under Article 9 of the UCC with respect to, all of the following property, now existing or hereafter arising (collectively, the "Collateral"): the Purchased Receivables, all Collections with respect thereto, and (to the extent not included in the foregoing) all proceeds of the foregoing. This Agreement shall constitute a security agreement under applicable law, all of the Collateral shall secure payment and performance of all of the Sellers' obligations at any time owing to the Purchaser, fixed or contingent, arising hereunder, in connection herewith or by operation of law or otherwise, including the punctual payment when due of all amounts payable by it hereunder and each reference

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herein to the 'purchase' of the Purchased Receivables hereunder shall be deemed to be a reference to a grant of a security interest in such Purchased Receivable . The grant of this security interest is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Purchased Receivables by the Sellers to the Purchaser.

8.	NOTICES
Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served or given if delivered by hand or sent by prepaid first-class post or by facsimile transmission and shall be deemed to be given (in case of notice delivered by hand or post) when delivered or (in the case of any notice by facsimile transmission) upon receipt in legible form and shall be delivered or sent:

The Purchaser:	Nordea Bank AB (publ) Address: c/o Nordea Bank Danmark A/S Christiansbro, Strandgade 3 DK-1401 Copenhagen Fax: +45 33 33 26 97 For the attention of: Structured Finance Servicer Email: sfs@nordea.com
The Sellers (as applicable):	Meritor Heavy Vehicle Braking Systems (U.S.A.), LLC, 2135 West Maple Road Troy, Michigan 48084-7186 Telephone: (248) 435-1000 Facsimile No: 248-435-0989
Meritor Heavy Vehicle Systems, LLC 2135 West Maple Road Troy, Michigan 48084-7186 Telephone: (248) 435-1000 Facsimile No: 248-435-0989

or to such other address or facsimile number or for the attention of such other person as may from time to time be notified by any party to each of the other parties by written notice in accordance with the provisions of this Clause 8.

9.	ASSIGNMENT AND SUPPLEMENTS
This Agreement may not be assigned by any Seller without the prior written consent of the Purchaser.

10.	AMENDMENTS AND MODIFICATIONS
No amendment, modification, variation or waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties hereto.

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11.	RIGHTS CUMULATIVE, WAIVERS
The respective rights of each party under or pursuant to this Agreement are cumulative, and are in addition to their respective rights under the general law. The respective rights of each party under or pursuant to this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.

12.	APPORTIONMENT
The parties agree that if a Permitted Obligor, owing a payment obligation which is due in respect of one or more Purchased Receivables, submits an incomplete or inaccurate information regarding the Receivable to the PrimeRevenue System or otherwise makes a general payment to the Purchaser (or any Seller) and makes no apportionment between them as to which Purchased Receivables such payment relates, then such payment shall be treated as though the Permitted Obligor had appropriated the same as payment of Purchased Receivables in relation to the Purchaser in order of maturity (starting with the Purchased Receivables having the earliest maturity date).

13.	PARTIAL INVALIDITY
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provisions in any other jurisdiction or affect the remaining provisions of this Agreement. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

14.	CONFIDENTIALITY
None of the parties shall disclose to any person, firm or company whatsoever, or make use of (other than in accordance with the Transaction Documents) any information relating to the business, finances or other matters of a confidential nature of any other party to this Agreement of which it may in the course of its duties under this Agreement or otherwise have become possessed (including, without limitation and without prejudice to the generality of the foregoing any information concerning the identity or creditworthiness of any Permitted Obligor (all and any of the foregoing being "Confidential Information")) and all the parties shall use all reasonable endeavors to prevent any such disclosure or use provided however that the provisions of this Clause 14 shall not apply:

14.1.1
Permitted parties: to the disclosure of any information to any person who is a party to any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);

14.1.2	Known information: to the disclosure of any information already known to the recipient otherwise than as a result of entering into any of the Transaction

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Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);

14.1.3	Public knowledge: to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

14.1.4
Legal requirement: to the extent that the recipient is required to disclose the same pursuant to any law or order of any court of competent jurisdiction or pursuant to any direction or requirement (whether or not having the force of law) of any central bank or any governmental or other regulatory or taxation authority in any part of the world (including, without limitation, any official bank examiners or regulators);

14.1.5
Rights and duties: to the extent that the recipient needs to disclose the same for the exercise, protection or enforcement of any of its rights under any of the Transaction Documents or, for the purpose of discharging, in such manner as it reasonably thinks fit, its duties or obligations under or in connection with the Transaction Documents in each case to such persons as require to be informed of such information for such purposes (including for these purposes, without limitation, disclosure to any rating agency);

14.1.6
Professional advisers: to the disclosure of any information to professional advisers, legal advisors or auditors of the relevant party in relation to, and for the purpose of, advising such party or complying with their duties as auditors;

14.1.7
Financial institutions: to the disclosure in general terms of any information to financial institutions servicing the relevant party in relation to finances, insurance, pension schemes and other financial services;

14.1.8	Written consent: to the disclosure of any information with the written consent of all of the parties hereto;

14.1.9	Rating Agencies: to the disclosure of any information which either of the Rating Agencies may require to be disclosed to it;

14.1.10	Group companies: to the disclosure of information to companies belonging to the same group of companies as the Sellers or the Purchaser;

14.1.11	Permitted Obligors: to the disclosure of information to Permitted Obligors necessary for the performance of the Sellers' obligations hereunder, or reasonably incidental thereto; and

14.1.12	Future purchasers: to the disclosure of any information to any purchaser or potential purchaser of Receivables from the Purchaser.

15.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

15.1	This Agreement is governed by and shall be construed in accordance with the law of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

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15.2
Each of the parties hereto consents to the nonexclusive jurisdiction of (i) the courts of the State of Michigan and the courts of the United States of America sitting in Michigan (and any applicable courts having jurisdiction thereover) and (ii) the courts of the State of New York sitting in the Borough of Manhattan and the courts of the United States of America for the Southern District of New York (and any applicable courts having jurisdiction thereover) with respect to any controversy arising out of or relating to this Agreement or to any transaction in connection herewith, and irrevocably submits to the jurisdiction of such courts and agrees that any right, judgment or other notice of legal process shall be sufficiently served on such party if sent to it at its respective address specified in Clause 8.

15.3
EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

16.	CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Transaction Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Transaction Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)    a cancellation of any such liability.

(b)	a variation of any term of any Transaction Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."

17.	TERMINATION
This Agreement shall remain in full force and effect until the Termination Date, provided, however, that the rights and remedies of a party with respect to any breach of any warranty made by another party in or pursuant to this Agreement, the provisions of Clause 14 and the indemnification and payment provisions of this Agreement shall be continuing and shall survive any termination of this Agreement.

18.	INTEGRATION

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This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

19.	BINDING EFFECT
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

[Signature page follows]
This Agreement has been entered into on the date stated at the beginning of this Agreement.

For and on behalf of
MERITOR HEAVY VEHICLE BRAKING SYSTEMS (U.S.A.), LLC.

By:     /s/ Carl D. Anderson, II
Name: Carl D. Anderson, II
Title: Vice President and Treasurer

For and on behalf of
MERITOR HEAVY VEHICLE SYSTEMS, LLC

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By:     /s/ Carl D. Anderson, II
Name: Carl D. Anderson, II
Title: Vice President and Treasurer

For and on behalf of
NORDEA BANK AB (PUBL)

By:     /s/ Fredrik Dahlstrom
Name: Fredrik Dahlstrom
Title: Director, Head of Securitisation

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Schedule 1
ELIGIBILITY CRITERIA
Each Seller represents and warrants that each Receivable that is the subject of an Offer by such Seller and Acceptance satisfies the following Eligibility Criteria on the relevant Purchase Date:

1.	The terms of the Receivable provide for payment in full by the Permitted Obligor not later than 120 days after the date of creation of such Receivable or as otherwise approved by the Purchaser.

2.	The Receivable is neither a Defaulted Receivable nor a Delinquent Receivable.

3.	The Receivable is denominated and payable in a Permitted Currency and is fully identified as such in the PrimeRevenue System and in the records of such Seller.

4.	An invoice relating to the Receivable has been issued and has been approved by the relevant Permitted Obligor.

5.	The Receivable is segregated and identifiable and can be validly transferred without the consent of the Permitted Obligor by such Seller to the Purchaser.

6.
The Receivable is not subject to set-off, counterclaim (other than Credit Memo Amounts as such term is defined in the respective CMSA) or withholding taxes other than as generally provided for under Swedish law or United States law (as applicable) and is a legally enforceable obligation of the Permitted Obligor.

7.
The Receivable is owed by a Permitted Obligor who as at the Purchase Date to the knowledge of such Seller is not bankrupt or in liquidation, has not filed for a suspension of payments or petitioned for the opening of procedures for a compulsory composition of debts or is subject to similar or analogous proceedings or as otherwise approved by the Purchaser.

8.	The governing law of the Receivable is Swedish law or North Carolina law.

9.
The Receivable is a non-interest bearing (other than default or penalty interest) trade receivable arising in the ordinary course of such Seller's business, the Outstanding Amount of which remains as debt.

10.
The delivery of the goods and/or services giving rise to the Receivable has been made and invoiced, has not been cancelled or rejected by the Permitted Obligor and the invoice provides for full payment by the Permitted Obligor.

11.
The Receivable has been created in accordance with all applicable laws and all consents, approvals and authorizations required of or to be maintained by such Seller have been obtained and are in full force and effect and are not subject to any restriction that would be material to the origination, enforceability or assignability of such Receivable.

12.	The Receivable has not been, in whole or in part, pledged, mortgaged, charged, assigned, discounted, subrogated or attached or transferred in any way (except to the

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extent released, revoked or rescinded as of the relevant Purchase Date) and is otherwise free and clear of any Adverse Claims exercisable against such Seller by any party.

13.
The Receivable constitutes the legal, valid, binding and enforceable obligation of the Permitted Obligor to pay on the due date the Outstanding Amount of the Receivable as at the Purchase Date and is not subject to any defense, dispute, lien, right of rescission, set-off or counterclaim (other than Credit Memo Amounts as such term is defined in the respective CMSA) or enforcement order.

14.	The Receivable has been owned exclusively by such Seller since its origination and until the relevant Purchase Date.

15.
Collections in respect of the Receivable can be identified as being attributable to the Receivable as soon as practically possible following their receipt and in any event not later than three (3) Business Days following their receipt.

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SCHEDULE 2
CONCLUSION OF PURCHASE – OFFER AND ACCEPTANCE, PURCHASE PRICE AND PERFECTION
PART 1
CONCLUSION OF PURCHASE – OFFER AND ACCEPTANCE

1.
Each Seller may from time to time make an Offer to the Purchaser and the Purchaser will, subject to the satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2 and this Part 1, accept such Offer by an Acceptance.

2.	Any Acceptance by the Purchaser shall always be subject to all of the following conditions being satisfied or waived:

(a)	any Acceptance must be made before the Termination Date and no Acceptance which is communicated or generated on or after the Termination Date shall be valid;

(b)	no Seller Potential Suspension Event or Seller Suspension Event having occurred and being continuing;

(c)	immediately following such purchase, the Total Commitment shall be equal to or greater than the Aggregate Euro Outstanding Amount; and

(d)	the relevant Receivable shall meet all of the Eligibility Criteria.

3.
Notwithstanding anything to the contrary in this Agreement, if the Purchaser pays the Purchase Price for a Receivable and it is subsequently determined that any of the conditions set out above or in Sections 3.1 and 3.2 was not satisfied, the parties hereto agree that the transfer of such Receivable from the relevant Seller to the Purchaser will be valid. The Purchaser acknowledges that the Receivables can be repurchased in accordance with Section 6.2.

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PART 2
PURCHASE PRICE

1.
The Purchase Price shall be paid in cash by or on behalf of the Purchaser to the relevant Seller on the relevant Settlement Date. Payment shall be made (subject to deductions, including for the settlement of fees, as agreed by the relevant Seller in any Transaction Document) to the bank account number set out below or as otherwise agreed from time to time between the Purchaser, and the Seller and notified to PrimeRevenue.

Bank:
ABA #:
Swift:
For Credit to:

2.
Each Receivables Purchase Price shall be calculated by the PrimeRevenue System on behalf of the Purchaser on the Calculation Date and PrimeRevenue shall inform the relevant Seller and each Purchaser of the Receivables Purchase Price through the PrimeRevenue System on such Calculation Date.

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PART 3
PERFECTION

1.
Prior to the transfer and acquisition of any Receivables, the Purchaser and each Seller shall send a notice letter to (each of) the Permitted Obligor(s) that is/are the debtor(s) of the relevant Receivables, with the following content:

NOTICE

Date: [●], 20[●]
To: [SPECIFY NAME OF PERMITTED OBLIGOR]
Re: NOTICE OF SALES AND TRANSFERS OF RECEIVABLES AND RIGHTS UNDER A CUSTOMER MANAGED SERVICES AGREEMENT

A.
Pursuant to a Receivables Purchase Agreement (the "RPA") between Meritor Heavy Vehicle Braking Systems (U.S.A.), LLC and Meritor Heavy Vehicle Systems, LLC (each, a "Seller", and collectively, the "Sellers") and Nordea Bank AB (Publ), as purchaser (the "Purchaser"), dated as of [●], 20[●], each Seller has agreed to sell and the Purchaser has agreed to purchase receivables (the "Receivables") owed by [specify name of Permitted Obligor] ("Obligor") to such Seller (in its capacity as supplier to Obligor).

B.
Offer and acceptance of sales and purchases of Receivable(s) will be made from time to time through a system (the "System") provided by PrimeRevenue, Inc ("PrimeRevenue"). Obligor has on [[●], 20[●] [as to Volvo Group North America]] [●], 20[●] [as to Mack Trucks] entered into a Customer Managed Services Agreement (the "CMSA") with PrimeRevenue regarding the use of the System. Through the CMSA (Section 18(f)) the Obligor has made certain undertakings, covenants, representations and warranties to the Sellers (the "Seller CMSA Rights") as regards inter alia the Receivables and the use of the System.

C.
In connection with a sale of Receivable(s) under the RPA through the System, the System will generate a notice of transfer (the "Transfer Notice") that will be sent to the Obligor. A specimen of such Transfer Notice is attached hereto as Appendix 1.

D.
In accordance with and without limiting, expanding or otherwise amending the terms and conditions of the CMSA, this is to notify the Obligor that each Transfer Notice shall have the following meanings:

(i)	the Receivable(s) defined therein (as clarified in Appendix 1) (the "Purchased Receivables") has/have been sold and transferred to the Purchaser identified in the Transfer Notice (see Appendix 1);

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(ii)
consequently, all payments attributable to the Purchased Receivables shall be made to the Purchaser in its capacity as owner of such receivables (as set forth in the CMSA and in particular Section 2(b) thereof);

(iii)	all payments to the Purchaser referred to in this notice shall (until otherwise instructed) be made in Dollars to the bank account numbers set out below with Nordea Bank Finland PLC - New York Branch:

Bank:
Address:
Account No.:
Swift:
ABA#:

(iv)
all Seller CMSA Rights attributable to the Purchased Receivables are pursuant to the RPA included in and an integral part of the Purchased Receivables and thus also sold and transferred to the Purchaser (the "Transferred Seller CMSA Rights").

Place/date:                ;         , 20[●]

MERITOR HEAVY VEHICLE BRAKING SYSTEMS, (U.S.A.), LLC.	[NORDEA]

By: Name: Title:	By:

MERITOR HEAVY VEHICLE SYSTEMS, LLC.
By: Name: Title:

We hereby confirm;
(i)    receipt of the above notice;

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(ii)    that we will act in accordance therewith;
(iii)    our agreement as regards the meaning of the Transfer Notice; and

(iv)	our obligations vis-à-vis the Purchaser as regards each of the Transferred Seller CMSA Rights.

Place/date:            ;            , 20[●]

[SPECIFY NAME OF PERMITTED OBLIGOR]

By:
Name:
Title:

and the Sellers shall procure that each such Permitted Obligor acknowledge and countersign the notice letter as anticipated therein.

2.
The relevant Seller shall procure that simultaneously (or as soon thereafter as is technically possible) with the issuance of an Acceptance, a Transfer Notice (as defined in the above notice) shall be issued by the PrimeRevenue System to the relevant Permitted Obligor.

3.
For the perfection of the transfer of all Receivables, each Seller shall procure that (i) the Purchaser shall have an effective, perfected, valid, legally binding and enforceable first-priority ownership interest in, to and under all of the Receivables, (ii) all registrations, recordings and filings shall have been made in all places wherein such registrations, recordings and filings are necessary to create and perfect the ownership interests of the Purchaser in, to and under the Purchased Receivables, (iii) the Purchaser shall have received financing statements under the Uniform Commercial Code in appropriate form for filing in such jurisdictions as the Purchaser may request, it being understood and agreed by such Seller and the Purchaser that the Purchaser is authorized to file such financing statements on behalf of such Seller in the appropriate jurisdictions, and (iv) the Purchaser shall have received copies of such Uniform Commercial Code search reports and such tax lien, judgment, litigation and other search reports in such jurisdictions as the Purchaser may request.

4.
Each Seller shall procure that at such time(s) as the Purchaser determines all other actions the Purchaser in its reasonable opinion deems necessary or desirable in order for the transfer and acquisition of the Receivables to be perfected in all respects is/are taken.

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SCHEDULE 3
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
PART 1
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS
The following representations and warranties are given by each Seller:

3.	Status: Such Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.
Powers and authorizations: Such Seller has the requisite power and authority under its certificate of formation, limited liability company agreement and otherwise, and all necessary company authority has been obtained and action taken, for it to sign and deliver, and perform the transactions contemplated in this Agreement.

5.
Legal validity: The obligations of such Seller under this Agreement constitute, or when executed by it will (subject to any reservations of law expressed in the U.S. Legal Opinion) constitute, the legal, valid and binding obligations of such Seller and are enforceable against it.

6.
Non-violation: The execution, signing and delivery of this Agreement and the performance of any of the transactions contemplated herein do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its officers imposed by or contained in:

(a)
any law, statute or regulation to which it or any of its assets or revenues is subject or any order, judgment, injunction, decree, resolution, or award of any court or any administrative authority or organization which applies to it or any of its assets or revenues; or

(b)
any agreement or any other document or obligation to which it is a party or by which any of its assets or revenues is bound or affected if this may have a material adverse effect on the rights of the Purchaser; or

(c)	any document which contains or establishes or regulates its activities, including its certificate of formation and limited liability company agreement.

7.
Adverse Claim. The execution and delivery of this Agreement and the performance of any of the transactions contemplated herein do not and will not result in the creation or imposition of any Adverse Claim (except as created pursuant to the Transaction Documents ) upon any property or assets, whether now owned or hereafter acquired, of such Seller.

8.
Consents: Such Seller has duly obtained, made or taken each authorization, approval, consent, registration, recording, filing, deliveries or notarization which it is required to obtain (or make) in connection with the entry into, or performance of the transactions contemplated in, the Transaction Documents to which it is a party, except for the filing of UCC financing statements as contemplated by the Transaction Documents.

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9.
Litigation: No litigation, arbitration or administrative proceeding or claim of or before any court, tribunal or governmental body which, if adversely determined, would materially and adversely affect the ability of such Seller to observe or perform its obligations under the Transaction Documents to which it is a party, is presently in progress or pending.

10.
Accounts: The latest audited financial statements of such Seller then available have been prepared on a basis consistently applied in accordance with accounting principles generally accepted in the United States and give a true and fair view of the results of its operations for that year and the state of its affairs at that date.

11.
Solvency: Such Seller is able to pay its debts as they fall due and it will not be unable to pay its debts as they fall due in consequence of any obligation or transaction contemplated in this Agreement.

12.
Material adverse change to such Seller: There has been no change in the financial condition or operations of such Seller since 27 September 2015, so as to have a material and adverse effect on the ability of such Seller to perform its obligations under the Transaction Documents to which it is a party.

13.
No misleading information: Any factual information in writing provided by such Seller in connection with the entry into any of the transactions envisaged by the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

14.
Insolvency and other procedures: No action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced (in each case by such Seller or, so far as such Seller is aware, by any other person) for (i) the insolvency, bankruptcy, liquidation, administration or reorganization of such Seller, or (ii) such Seller to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, supervisor, trustee or similar officer in respect of such Seller or substantially all of its property, undertaking or assets.

15.
Payment to Seller. With respect to each Receivable sold to the Purchaser hereunder, the Receivable Purchase Price received by such Seller constitutes reasonably equivalent value in consideration therefore. No transfer hereunder by such Seller of any Receivable is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. secs. 101 et seq.), as amended.

16.
Pari passu ranking: Each of the payment obligations of such Seller under this Agreement will rank at least pari passu with its unsecured payment obligations to all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency or similar laws of general application.

17.
No default: No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, resolution, determination or award or any agreement, document or instrument by which such Seller or any of its assets is bound, being a contravention or default which would have a material adverse effect on the business, assets or condition (financial or

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other) of the Purchaser or materially and adversely affect its ability to observe or perform its obligations under this Agreement.

18.
Use of Proceeds. No portion of any Purchase Price payment hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to such Seller or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

19.
Not a Holding Company or an Investment Company. Such Seller is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

20.
Sanctions. Such Seller is not, and to the knowledge of its executive officers, none of its Affiliates are, listed on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), or on the Consolidated List of Financial Sanctions Targets maintained by the UK Treasury, or on any list of targeted persons issued under the Economic Sanctions Law of any other country or is domiciled in a Sanctioned Territory, nor are any of (a) the goods and services sold by such Seller to the Permitted Obligors in connection with any Receivables subject to this Agreement or (b) the Permitted Obligors from jurisdictions or targeted countries with respect to which sanctions programs restricting the sale, purchase or financing of goods are maintained by OFAC or pursuant to any Economic Sanctions Law, or located within or operating from a Sanctioned Territory or otherwise targeted under any Economic Sanctions Law.

19.
Anti-corruption Laws. Neither such Seller nor, to the knowledge of its executive officers, any of its directors, officers, employees, agents or other representatives when acting on its behalf, is in violation of any applicable Anti-Corruption Laws.

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PART 2
REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASED RECEIVABLES
The following representations and warranties are given by each Seller:

5.
Particulars correct: The particulars of the Purchased Receivables set out in the Offers of such Seller and in the PrimeRevenue System (to the extent submitted by such Seller) are true and accurate in all material respects, as of the date thereof.

6.
No default: Such Seller is not aware of any default, breach or violation in respect of any Purchased Receivable (other than any default relating to lateness in payment) or of any event, which with the giving of notice and/or the expiration of any applicable grace period, would constitute such a default, breach or violation, such default, breach or violation being of a nature that (i) is material and (ii) affects the value of the Purchased Receivable or its collectability.

7.
Obligation performed: Such Seller has performed all its obligations under or in connection with the Purchased Receivables unless any such obligation is not material and does not affect the value of any Purchased Receivable or its collectability.

8.	Compliance with Eligibility Criteria: Each Purchased Receivable complies, as at the relevant Purchase Date, in all respects with the Eligibility Criteria.

9.
Maintenance of records: In addition to any records relating to the Purchased Receivables maintained in the PrimeRevenue System, such Seller has maintained records relating to each Purchased Receivable which are accurate and complete in all material respects, are sufficient to enable such Purchased Receivables to be identified and enforced against the relevant Permitted Obligor and such records are held by or to the order of such Seller.

10.
Accounting: In addition to any records relating to the Purchased Receivables maintained in the PrimeRevenue System, such Seller shall maintain an accounting system which separates the Purchased Receivables and accounting for collections related thereto from other receivables or assets of such Seller so that the Purchaser at any time can verify the Outstanding Amount of the Purchased Receivables and such Seller's compliance with this Agreement.

11.	No waiver: Such Seller has not waived any of its rights in relation to the Purchased Receivables.

12.	Perfection: Such Seller has performed all its actions as set out in Clause 2.5 of this Agreement as of the Purchase Date.

13.
Place of Business; Records Location. The principal place of business and chief executive office of such Seller and the offices where it keeps all of its Records are located as the address(es) listed on Schedule 5 or such other locations of which the Purchaser has been notified in accordance with Sub clause (10) below. Such Seller's Federal Employer Identification Number is correctly set forth on Schedule 5.

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14.
Change of Name, Offices or Records. Such Seller shall not change its (i) state of organization, name, (iii) identity or structure (within the meaning of Article 9 of the applicable UCC) or relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the Purchaser's interest in the Receivables and the related Collections or any office where Records of such Seller are kept, unless it shall have: (A) given the Purchaser and its assignees at least thirty (30) days' prior written notice thereof and (B) delivered to the Purchaser and its assignee all financing statements, instruments and other documents reasonably requested by the Purchaser or its assignees.

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PART 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER
The following representations and warranties are given by the Purchaser:

1.	Status: The Purchaser is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

2.
Powers and authorisations: The Purchaser has the requisite power and authority and all necessary corporate and constitutional authority has been obtained and action taken, for it to sign and deliver, and perform the transactions contemplated in, this Agreement.

3.
Legal validity: The obligations of the Purchaser under this Agreement constitute, or when executed by it will constitute, the legal, valid and binding obligations of the Purchaser and, subject to any laws or other procedures affecting generally the enforcement of creditors' rights and principles of equity are enforceable against it.

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SCHEDULE 4
[FORM OF SOLVENCY CERTIFICATE

To:    Nordea Bank AB (Publ)                    Date: ,20[●]

From:	[Meritor Heavy Vehicle Braking Systems (U.S.A.), LLC] [Meritor Heavy Vehicle Systems, LLC] [Meritor, Inc.]

Dear Sirs
Reference is made to [the Receivables Purchase Agreement dated as of [●], 20[●], entered into between Meritor Heavy Vehicle Braking Systems (U.S.A.), LLC and Meritor Heavy Vehicle Systems, LLC, [●] and [●] (the "Receivables Purchase Agreement")] [the Performance Undertaking dated as of [●], 20[●], entered into by Meritor, Inc. in favor of [●] (the "Performance Undertaking")]
The undersigned hereby certifies that it is able to pay its debts as they fall due and it will not be unable to pay its debts as they fall due in consequence of any obligation or transaction contemplated in [the Receivables Purchase Agreement] [the Performance Undertaking].
Very truly yours
[MERITOR HEAVY VEHICLE BRAKING SYSTEMS (U.S.A.), LLC] [MERITOR HEAVY VEHICLE SYSTEMS, LLC] [MERITOR, INC.]

By:
Name:
Title:]

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SCHEDULE 5
SELLERS' PLACE OF BUSINESS; RECORDS LOCATION; TAX ID NUMBER

4.	Meritor Heavy Vehicle Braking Systems (U.S.A.), LLC
	Place of Business:	2135 West Maple Road Troy, Michigan 48084-7186
	Location of Records:	2135 West Maple Road Troy, Michigan 48084-7186
	Federal Employer Identification Number:	38-3441039
5.	Meritor Heavy Vehicle Systems, LLC
	Place of Business:	2135 West Maple Road Troy, Michigan 48084-7186
	Location of Records:	2135 West Maple Road Troy, Michigan 48084-7186
	Federal Employer Identification Number:	38-3371768

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